Exhibit 10.189

RETIREMENT AND SEPARATION AGREEMENT

THIS RETIREMENT AND SEPARATION AGREEMENT ("Agreement") is made and entered into by and between Yves Boyer ("Employee"), an individual who resides in Lutz, FL, and Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTG"), with its principal place of business located at Tulsa, Oklahoma.

PURPOSE:

Employee has informed DTG that Employee desires to retire and voluntarily separate from his current position as DTG’s Executive Vice President – International, effective December 31, 2007. In order to achieve a final and amicable resolution of the employment relationship in all its aspects, and in consideration of the mutual covenants and promises herein contained, including the waiver and release of rights and claims by Employee as set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and DTG agree as follows:

1.	SEPARATION.

1.1	Separation. Employee's employment with DTG shall cease December 31, 2007 (the "Separation Date").

2.	COVENANTS AND OBLIGATIONS OF DTG.

2.1

Lump Sum Payment. DTG will pay Employee a lump sum salary payment of $154,847.94 representing an amount equivalent to Employee’s bi-weekly base rate of pay of $11,911.38 in effect as of the Separation Date salary for a period of twenty-six (26) weeks payable on January 11, 2008. The lump sum salary payment shall not include any increase, adjustment or allowance to regular earnings unless otherwise specifically provided for in this Agreement. The lump sum salary payment is subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG. Employee may not contribute to the 401(k) Plan subsequent to the Separation Date.

2.2

Continuing Health Care Benefits. Employee’s separation from DTG on the Separation Date shall be a “qualifying event” as such term is defined under COBRA. No later than the January 11, 2008, DTG shall pay Employee the sum of $5,738.98 representing an amount equivalent to: (1) $3,646.98 in COBRA premiums payable by Employee to maintain health care benefits as provided under COBRA for Employee and any dependents of Employee for a period of twenty-six (26) weeks and (2) $2,091.91 to offset any income tax liability associated with the payment of applicable COBRA premiums.

In order to maintain the group health care benefits pursuant to the preceding sentence, Employee must elect COBRA benefits and must timely pay the full amount of any COBRA premiums to maintain continuing health care coverage as provided under COBRA. The failure by Employee to timely pay the full amount of the COBRA premiums will result in the termination of continuing health care benefits under COBRA.

2.3

Exec-U-Care. No later than January 11, 2008, DTG shall pay Employee the sum of $2,489.44 representing: (1) $1,582 in premiums equivalent to an amount to maintain Exec-U-Care benefits for an additional period of twenty-six (26) weeks and (2) $907.44 to offset any income tax liability associated with the payment of applicable Exec-U-Care premiums.

2.4	Annual Executive Incentive Compensation Program.

2.4.1

2007. Provided that the pre-tax profit objectives established for 2007 in the Annual Executive Incentive Compensation Program (“2007 Program”) are met, DTG will pay Employee an amount equal to Employee’s individual target percentage of sixty percent (60%) of annual base rate of pay multiplied by the “payout percentage” pursuant to the 2007 Program, which “payout percentage” is not determined until year end results are final, and prorated from January 1, 2007 through the Separation Date. The amount to be paid in the preceding sentence will be subject to withholding for applicable Federal, state and local taxes and assessments and shall be paid on or before March 7, 2008.

2.4.2	Severance. No later than January 11, 2008, DTG will pay Employee the sum of $92,908.76 in lieu of incentive compensation equal to the potential pay-out for the period of twenty-six (26) weeks.

2.5

Unused Accrued Vacation and Personal Holiday. DTG will pay Employee vacation and personal holiday pay in an amount equal to 280 hours, less: (1) applicable federal, state, and local taxes and assessments required to be withheld by DTG and (2) any vacation hours used by Employee prior to the Separation Date and pending processing as of the Separation Date (“Vacation Pay”). The total hours were calculated as follows: (1) Employee’s accumulated and unused vacation hours as of December 31, 2006, plus (2) awarded vacation hours as of January 1, 2007, plus (3) personal holiday, and less (4) any vacation hours and/or the personal holiday taken since January 1, 2007. In lieu of prorating vacation hours which were awarded in advance of accrual as of the Separation Date pursuant to DTG’s vacation policy, DTG waives such proration. The Vacation Pay shall be paid regardless of Employee’s decision whether to execute this Agreement and in accordance with applicable state law on or following the Separation Date.

2.6	Deferred Compensation Plan.

2.6.1	DTG shall continue to contribute seven percent (7%) of Employee’s base salary in lieu of deferred compensation under the Deferred Compensation Plan during the Salary Continuation Period.

2.6.2	On January 11, 2008, DTG shall pay Employee the sum of $10,839.36 in lieu of deferred compensation payable with respect to the total amount of the lump sum payment to be paid pursuant to Section 2.1.

2.6.3

Likewise to Sections 2.6.1 and 2.6.2, in the event DTG pays Employee an incentive compensation award pursuant to Section 2.4.1 above, on March 7, 2008, DTG shall pay seven percent (7%) of the prorated incentive compensation award to Employee in lieu of deferred compensation.

2.6.4	DTG shall pay Employee the sum of $6,503.61, no later than January 11, 2008, representing seven percent (7%) of the amount to be paid to Employee pursuant to Section 2.4.2.

2.7

Target (Performance) Shares. The following provisions shall govern shares of restricted Common Stock of DTG granted under the Performance Share Grant Agreements specified below (collectively, such shares of restricted DTG Common Stock referred to as “Target Shares”).

2.7.1

2005 Grant and Issuance of Shares.  In accordance with the terms of that certain Performance Share Grant Agreement dated May 20, 2005 between DTG and Employee (“2005 Agreement”), 8,000 Target Shares were granted under the 2005 Agreement. No later than March 7, 2008, DTG shall issue Employee a stock certificate representing non-forfeited Target Shares under the 2005 Agreement when the payment has been approved by the Human Resources and Compensation Committee of the Board of Directors of DTG and when other DTG employees are paid, subject to applicable federal, state and other tax withholdings. Notwithstanding any provision in the 2005 Agreement to the contrary, the non-forfeited Target Shares shall be deemed fully vested concurrent with the payment approval in the foregoing sentence.

2.7.2

2006 Grant.      In accordance with the terms of that certain Performance Share Grant Agreement dated effective February 1, 2006 between DTG and Employee (“2006 Agreement”), 7,128 Target Shares were granted under the 2006 Agreement.

2.7.3

2007 Grant.      In accordance with the terms of that certain Performance Share Grant Agreement dated effective February 1, 2007 between DTG and Employee (“2007 Agreement”), 5,400 Target Shares were granted under the 2007 Agreement.

2.7.4

Pro-rated Target Shares, Vesting and Payment. All Target Shares under the 2006 Agreement and 2007 Agreement shall be prorated as of the Separation Date. The following table sets forth Target Shares which are not forfeited under each applicable agreement and Target Shares which are forfeited:

	Non-forfeited Target Shares	Forfeited Target Shares
2006 Agreement	4,752	2,376
2007 Agreement	1,800	3,600

Notwithstanding any provision in the 2006 Agreement and 2007 Agreement to the contrary, the prorated Target Shares shall be deemed fully vested as of the Effective Date and shall not be subject to further adjustment. No later than March 7, 2008, DTG shall issue Employee a stock certificate representing non-forfeited Target Shares under the 2006 Agreement and 2007 Agreement, subject to applicable federal, state and other tax withholdings.

2.8	DTG Vehicle.

2.8.1

Lump Sum Payment.  On or before 5:00 p.m. (Eastern/Tampa time) on the Separation Date, Employee shall return the DTG vehicle assigned to Employee (“Vehicle”) to DTG’s Florida Region headquarters in Tampa or at such other DTG location as reasonably agreed upon by DTG, unless Employee has exercised the option to purchase the Vehicle, as set forth below, in which event Employee shall have no obligation to return the purchased Vehicle. In lieu of the continued use of the Vehicle as of the Separation Date for a period of twenty-six weeks from January 1, 2008, DTG agrees to pay Employee $5,375.00 on January 11, 2008. The payment in the preceding sentence shall be subject to all applicable federal, state and local taxes and assessments, which will be withheld by DTG.

2.8.2

Purchase Option. Employee shall have the option to purchase the Vehicle on or before the Separation Date at the greater of the fair market value of such Vehicle, as determined by DTG in its sole discretion, or the net book value.

2.9

Employee Travel Expenses. Employee shall promptly and properly complete, in accordance with DTG’s travel reimbursement policy, and submit to DTG, Travel Expense Reports for all outstanding travel expenses eligible for reimbursement as of the Separation Date, notwithstanding the decision of Employee to execute this Agreement. Incomplete or improperly documented Travel Expense Reports may, at the sole discretion of DTG, be rejected as to payment and returned to Employee for completion. Any Travel Expense Report not timely submitted or rejected twice for lack of or missing documentation shall automatically be deemed as rejected for payment.

2.10	Outplacement Assistance. DTG will provide Employee with professional outplacement assistance by Right Associates for a period of six (6) months from the Separation Date at DTG’s sole expense.

2.11

Neutral Job Reference. DTG agrees whenever in the future it receives a request for information or reference regarding Employee’s employment with DTG, DTG will provide only neutral employment information verifying the position Employee held and the dates of Employee’s employment.

2.12

Ayco Financial Counseling Services. In lieu of the continued use of the financial counseling services subsequent to December 31, 2007 and to cover 2007 income tax preparation expenses, DTG shall pay Employee the sum of $4,645.27 on January 11, 2008, subject to applicable federal, state and local taxes and assessments to be withheld by DTG.

3.	RELEASE OF CLAIMS, COVENANTS AND OBLIGATIONS OF EMPLOYEE.

3.1

Officer Resignations. Employee shall resign as Executive Vice President – International of DTG, together with all other officer positions held by Employee in subsidiaries and affiliates of DTG, if any, as of the Separation Date.

3.2

Release of All Claims. It is the intention of the parties hereto that execution of this Agreement will forever bar any and all claims of whatsoever kind and nature arising from or related to Employee's employment with DTG through the Effective Date, known or suspected to exist now, and those which are unknown and not suspected to exist now, except: (i) those related to the parties' performance under this Agreement and (ii) any claims arising after the execution of this Agreement.

In exchange for the additional consideration provided herein, including, but not limited to, the continuing benefits to be provided and payments to be made by DTG pursuant to Sections 2.2 through 2.4, 2.6, 2.8 and 2.10, which Employee acknowledges is over and above any benefits Employee may be entitled to receive under normal company policy, Employee, on behalf of Employee’s self and Employee’s heirs, executors, representatives, administrators, successors and assigns, does hereby fully, finally, irrevocably and forever unconditionally release, acquit and discharge DTG and its subsidiaries and affiliates, and their respective officers, directors, stockholders, employees, representatives, attorneys, successors and assigns, and all persons acting by, through, under or in concert with any of them, from any and all claims, demands, liabilities, obligations, rights, controversies, actions, causes of action, damages, costs, losses, debts, accounts, charges and expenses (including all statutory and common law claims for attorneys’ fees and costs), of whatsoever kind and nature, whether known or unknown, which Employee may have, now or in the future, arising from or in connection with Employee's employment with DTG, except as excluded in the preceding paragraph (collectively, the “Claims”). With the foregoing release and waiver, Employee knowingly and willingly waives all present and future Claims which might or could have been asserted on or behalf of Employee arising from or related to the prior employment relationship between DTG and Employee, up to and including the date of this Agreement.

The foregoing includes, without limitation, any Claims that Employee may have against DTG under Title VII of the Civil Rights Act of 1964, as amended, 42

U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the National Labor Relations Act, as amended, by 29 U.S.C. §§ 151 et seq.; the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefits Protection Act of 1990; the Fair Labor Standard Act of 1938, as amended, 29 U.S.C. §§201; Executive Order 11246, the Equal Pay Act of 1963; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq.; the Americans with Disabilities Act of 1990; 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, any other federal, state, or local constitution, statute, law, ordinance or regulation; any claims for severance pay, incentive or bonus payments, accrued holiday pay, accrued vacation pay; health, medical, or life insurance benefits; distribution of money under any retirement, profit sharing, or 401K plans; and any and all common-law causes of action for wrongful termination, wrongful termination in violation of public policy, retaliatory discharge, tortious discharge, breach of express or implied contract, promissory or equitable estoppel, detrimental reliance, breach of covenant of good faith and fair dealing, libel, slander, loss of consortium, invasion of privacy, negligence, defamation, outrageous conduct, or intentional or negligent infliction of emotional distress.

Except to the extent permissible under the Age Discrimination in Employment Act, Employee also agrees not to initiate any action against DTG to assert or institute any such Claims nor authorize or assist any party, governmental or otherwise, to institute any Claims for damages via administrative or legal proceedings or otherwise against DTG. DTG and Employee agree that the signing of this Agreement does not waive any claims arising after the execution of this Agreement.

3.3

Release of ADEA and OWBPA Claims. Employee further acknowledges and agrees that the foregoing release and waiver set forth in Section 3.2 above includes, without limitation, any and all claims for rights or claims Employee may have against DTG under The Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §§621 et seq.; the Older Workers Benefit Protection Act of 1990 and any analogous federal, state, or local constitution, statute, law, ordinance, or regulation; arising from or related to Employee’s employment with DTG, including, but not limited to, attorneys’ fees, related costs and interest.

3.4

Right to Consider and Decisional Unit Information.  Employee was provided with this Agreement on November 21, 2007. Employee is a member of the decisional unit discussed in the paragraph below and is hereby informed that the terms of this Agreement shall be open for acceptance by Employee for a period of forty-five (45) calendar days from the date set forth in the preceding sentence, during which time Employee may consider whether to accept DTG’s offer and to execute this Agreement. In addition, Employee is hereby advised to consult with an attorney of Employee’s choice before executing this Agreement, to ensure Employee fully and thoroughly understands it. Employee may utilize all or any portion of this forty-five (45) days’ period; however, Employee may not sign and return this Agreement before the Separation Date. DTG and Employee agree that any changes, whether material or immaterial, made to the terms and conditions of this Agreement subsequent to the date set forth in the first sentence of this Section and agreed to by the parties, shall not restart the running of the forty-five (45) days’ period. If Employee does not timely execute this Agreement within the forty-five (45) days’ period this Agreement shall not be enforceable or effective and DTG shall have no further obligation hereunder. Should Employee execute this Agreement, Employee shall mail the executed Agreement to the following:

Rich Halbrook

Executive Vice President

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, OK 74135

In connection with Employee’s decision whether to accept DTG’s offer of severance benefits in exchange for the waiver and release set forth in Sections 3.2 and 3.3 above by executing this Agreement, Employee was also provided with a document entitled “Separation Information” which sets forth the decisional unit within DTG’s organizational structure from which DTG chose employees who would be offered severance benefits in exchange for the waiver and release set forth in Sections 3.2 and 3.3 and those who would not be offered severance benefits in exchange for the waiver and release. In addition, Employee is informed that the document entitled “Separation Information” also sets forth a list of all job titles and ages of persons in the decisional unit who were and were not selected for separation and the offer of severance benefits as consideration for signing a Separation Agreement containing a release and waiver of ADEA and OWBPA rights set forth in Sections 3.2 and 3.3 of such agreement.

3.5

Right to Revoke Agreement and Effective Date. Employee is also informed that for seven (7) calendar days following the execution of this Agreement by Employee, Employee may revoke this Agreement by informing Rich Halbrook, Executive Vice President, in writing, of Employee’s intent to revoke this Agreement, at the address set forth in Section 3.4 above. If Employee does not advise DTG in writing within such seven (7) days’ period of Employee’s intent to revoke this Agreement, this Agreement shall become effective and enforceable upon the expiration of the seven (7) days’ period (the “Effective Date”). Notwithstanding any provision herein to the contrary, any obligation to pay Employee any amount herein on January 11, 2008 shall be automatically extended until the seven (7) days’ revocation period expires. Employee acknowledges that DTG shall have no obligation under this Agreement whatsoever in the event of any revocation by Employee.

3.6

Non-Disclosure of Confidential Information. In exchange for the consideration of the payments, other compensation and benefits to be provided by DTG pursuant to this Agreement, Employee acknowledges that Employee has had access to Confidential information, as defined below, and Employee agrees to maintain the confidentiality and privileged nature of Confidential Information, and shall not disclose or cause to be disclosed, directly or indirectly, any such Confidential Information, nor use the same for personal benefit, without the prior written approval of DTG in each instance. The term "Confidential Information" includes operating, business, marketing, financial and technical information, regardless of its form, including, but not limited to, manufacturer fleet pricing, lease and fleet programs pricing and terms, customer lists, corporate rates, retail pricing, contracts, vehicle supply agreements, data or knowledge concerning DTG, its subsidiaries or affiliates, that is furnished by DTG, its subsidiaries or affiliates and their respective representatives, or which is obtained by Employee through observation or analysis of such Confidential Information. Confidential Information does not include information which is or becomes generally available to the public other than as a result of disclosure by Employee.

3.7

Non-Solicitation of DTG Employees. In consideration of the payments payable pursuant to Section 2.1 and those other obligations and covenants set forth in Sections 2.2 through 2.4, 2.6 through 2.8 and 2.10, Employee hereby agrees Employee will not for any reason, directly or indirectly, for Employee’s self or on behalf of or in conjunction with any person, partnership or corporation (other than DTG), as an officer, director, employee, agent, shareholder, owner, consultant, advisor, or manager of any firm, organization, agency, or other corporate or legal entity induce, entice, hire, or attempt to hire or employ any employee of DTG, its subsidiaries or affiliates.

3.8

Employment by Competitor. Employee shall promptly notify DTG in writing that Employee has, during the period commencing as of the Separation Date through June 30, 2008, directly or indirectly become employed by, contracted to provide consulting services or advice to, or purchased or acquired an ownership interest a rental car company (other than the purchase of publicly-traded securities representing less than 2% of the total ownership interest of any such entity) with national operations in the United States in competition with DTG. Employee acknowledges and agrees that upon the occurrence of those events specified in the preceding sentence, DTG shall have the unilateral right to terminate the performance of the continuing salary payments specified in Section 2.1 above along with those other obligations and covenants set forth in Sections 2.2 through 2.4, 2.6 through 2.8 and 2.10.

3.9

DTG’s Property. On the Separation Date, Employee shall return to DTG any laptop computer, cell phone, pager, wireless devices, all credit cards, files and other property issued to, received or prepared by Employee during Employee’s employment, including the Vehicle.

3.10

Employee Representations and Warranties. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim embraced in this Agreement or any portion thereof or interest therein.

4.	TERMINATION OF DTG’S COVENANTS AND OBLIGATIONS; DETRIMENTAL ACTIVITY.

4.1	Termination of DTG’s Obligations and Covenants. In the event that Employee,

during period commencing on the Separation Date through June 30, 2008 (“Covenant Period”) breaches the covenants set forth in Sections 3.6 through 3.8, or notifies DTG of a relationship with a competitor as set forth in Section 3.8, then DTG’s obligations and covenants set forth in Sections 2.1 through 2.4, 2.6 through 2.8 and 2.10 to the extent that such obligations and covenants remain outstanding to be performed by DTG, shall immediately cease, shall not be enforceable and DTG shall have no further obligations or covenants to Employee as otherwise set forth in Sections 2.1 through 2.4, 2.6 through 2.8 and 2.10. DTG shall provide written notice to Employee upon the cessation of its obligations pursuant to this Section.

4.2

Definitions. Unless defined below in this Section, defined terms used below shall have the same meaning as set forth in the Amended and Restated long-Term Incentive Plan and Director Equity Plan as Amended and Restated Effective March 23, 2005 and Adopted by Shareholders on May 20, 2005.

4.2.1	“Detrimental Activity” means:

(i)

Engaging in an activity, as an employee, principal, agent or consultant for another entity that competes with DTG in any actual, researched or prospective product, service, system or business activity for which Employee has had any direct responsibility during the last two (2) years of his employment with DTG prior to the Separation Date, in any territory in which DTG or any Subsidiary manufactures, sells, markets, services or installs such product, service or system or engages in such business activity.

(ii)	Soliciting any employee of DTG or a Subsidiary to terminate his or her employment with DTG or a Subsidiary pursuant to Section 3.7 above.

(iii)

The disclosure to anyone outside DTG, or the use in other than DTG’s business, without prior written authorization from DTG, of any Confidential Information as such term is defined above in Section 3.6.

(iv)

The failure or refusal to disclose promptly and to assign to DTG upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Employee during employment by DTG or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of DTG or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable DTG or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(i)	Activity that results in Termination for Cause. “Termination for Cause” shall mean a termination:

(a)	Due to Employee’s willful and continuous gross neglect of his duties for which he is employed, or

(b)

Any act of dishonesty on the part of Employee while employed by DTG constituting a felony resulting or intended to result, directly or indirectly, in his gain for personal enrichment at the expense of DTG or a Subsidiary

(vii)

Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of DTG or any Subsidiary unless Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of DTG.

4.3

Detrimental Activity. Notwithstanding anything in this Agreement or any other agreement by and between the Employee and DTG, if Employee, either during employment by DTG or during the Covenant Period, shall engage in any Detrimental Activity, and the Board shall so find, upon notice of such finding by the Board:

4.3.1	Employee shall return to DTG all or so much of any payments, as determined by the Board, made to Employee pursuant to Sections 2.1 through 2.4, 2.6 through 2.8 and 2.10; and

4.3.2

Return to DTG, in exchange for payment by DTG of any amount actually paid therefor by the Employee, all Common Shares of DTG that the Employee has not disposed of that were issued pursuant to the 2005 Agreement, 2006 Agreement or 2007 Agreement within a period of one (1) year prior to the date of the commencement of such Detrimental Activity; and

4.3.3

With respect to any Common Shares so acquired that the Employee has disposed of, pay to DTG in cash the difference between: (i) any amount actually paid therefor by the Employee pursuant to the 2005 Agreement, 2006 Agreement or 2007 Agreement, as applicable, and (ii) the Market Value Per Share of the Common Shares on the date of such acquisition.

To the extent that such amounts in Subsections 4.3.1 through 4.3.3 are not paid to DTG, DTG may set off the amounts payable above to it against any outstanding amounts that may be owing from time-to-time by DTG to the Employee, whether as wages, deferred compensation or in the form of any other benefit or for any other reason.

5.	MUTUAL COVENANTS

5.1	Mutual Non-Disparagement. In consideration of the agreements contained herein, Employee and DTG will not criticize the other, and to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, or their respective products or services, and will not say or publish anything that would tend to place the other and, to the extent applicable, DTG’s subsidiaries, affiliates, officers, directors or employees, in a bad or false light. Further, Employee agrees that Employee will take no actions which would or which would be likely to interfere with the existing contractual relationships of DTG.

5.2

Confidential Agreement. The parties acknowledge that the fact and terms of this Agreement shall be confidential and agree that its terms shall not be disclosed in whole or in part by any party, except such disclosures which may be compelled by legal process or are necessary to enforce the rights of either party under the Agreement. The parties further acknowledge that prior to executing this Agreement, Employee was advised to discuss the terms of this Agreement with Employee’s attorney, immediate family members, or other financial or personal advisors and that such prior consultation shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement. Further, any continuing consultation by Employee with Employee’s immediate family members, attorney, or other financial or personal advisor shall not comprise a violation of Employee's obligation to maintain the confidentiality of this Agreement.

6.	EMPLOYEE ACKNOWLEDGEMENTS

6.1	Acknowledgements. Employee hereby acknowledges as follows:

6.1.1	Employee was provided with this Agreement on the date first set forth in Section 3.4 above.

6.1.2

EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE MEANING AND INTENT OF ALL OF THE PROVISIONS AND TERMS OF THIS AGREEMENT, INCLUDING THE FINAL AND BINDING EFFECT OF THE RELEASE OF ALL KNOWN AND UNKOWN CLAIMS AND THE WAIVER OF RIGHTS.

6.1.3	Employee understands that Employee’s decision to sign and execute this Agreement is strictly voluntary.

6.1.4	Employee has been advised by DTG to consult with an attorney before signing this Agreement and to review this Agreement with Employee’s advisors.

6.1.5	Employee has been given a period of up to forty-five (45) days’ period within which to consider and make a decision to execute this Agreement.

6.1.6

Employee understands that for a period of seven (7) days following Employee’s signing this Agreement, Employee may revoke this Agreement by notifying DTG pursuant to Section 3.5, in writing, of Employee’s desire to do so. Employee understands that after the seven (7) days’ period has elapsed, this Agreement shall become effective and enforceable.

6.1.7

Employee was provided with the document entitled Separation Information which contained decisional unit information together with a list of all job titles and ages of persons in the decisional unit who were and were not selected for separation and the offer of severance benefits as consideration for signing a Separation Agreement containing a release and waiver of ADEA and OWBPA rights set forth in Sections 3.2 and 3.3 of such agreement.

6.1.8	Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

6.1.9

No representative of DTG has made any other representation or promise to Employee regarding the terms and conditions of Employee’s employment or the termination of Employee’s employment with DTG other than those contained in this Agreement.

7.	GENERAL TERMS

7.1

No Admission of Liability. It is understood and agreed by Employee and DTG that this Agreement and compliance with this Agreement shall not in any way be construed as an admission, directly or by implication, of any liability whatsoever on the part of DTG, its subsidiaries, and their officers, directors, stockholders, agents, representatives, employees and/or attorneys, of any violation of any federal, state or local constitution, law, statute, ordinance or regulation; any contractual right, common law contract or tort claims; or any other duty or obligation owed to Employee.

7.2	Amendments. This Agreement may only be amended in a writing signed by both a duly authorized representative of DTG and Employee.

7.3	Captions. Captions to sections in this Agreement have been inserted solely for the sake of convenient reference and are without any substantive effect.

7.4

Entire Agreement. This Agreement contains the full and entire agreement between the parties hereto relating to the subject matter of this Agreement and supersedes and annuls any and all prior or contemporaneous agreements, contracts, promises, statements, negotiations, manifestations of intention, and/or representations, made on or before the date hereof other than made herein, whether oral or written, express or implied, if any, relating to the subject matter hereof. No promises, agreements or representations have been made in connection with this Agreement, nor have any promises, agreements or representations been relied upon by either Employee or DTG in executing this Agreement, except the agreements as specifically set forth herein.

7.5

Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement will be construed in accordance with and governed by the laws of the State of Oklahoma.

7.6

Severability. If any one or more provisions in this Agreement or the application thereof to any party or circumstance is held to be invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected or impaired thereby, and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

7.7

Binding Nature. This Agreement shall be binding upon and inure to the benefit of each party’s individual or collective heirs, successors, executors, agents, representatives, administrators or assigns, as applicable.

7.8

Attorneys' Fees. If suit shall be brought by a party hereto because of the breach of any other covenant herein contained on the part of the other party hereto to be kept or performed, except as prohibited by the ADEA, OWBPA and the regulations promulgated thereunder, the breaching party shall pay to the other party all expenses incurred therefore, including, without limitation, reasonable attorney's fees, court costs and expenses, other professional fees, witness fees, and all costs of execution or collection of any judgment against breaching party.

IN WITNESS WHEREOF, Employee and DTG, having read the foregoing and having understood and agreed to the terms of this Agreement, hereby voluntarily affix their signatures to this Agreement on the dates set forth below their names.

"Employee"	“DTG”
Dollar Thrifty Automotive Group, Inc.

By:         __________________________________                   By:        ________________________________

Yves Boyer	Richard P. Halbrook
Executive Vice President –
Administration

Dated:	January______________________	, 2008	Dated:	January______________________	, 2008